Exhibit 99.1

NYSE: WMB

Date:      May 20, 2004

Williams Announces Results to Date of Cash Tender Offers
for Approximately $1.1 Billion of Outstanding Notes

Also Amends the Offer to Purchase Certain Outstanding Notes Maturing in
2006 through 2009 to an Any and All Offer for Such Notes

     TULSA, Okla. – Williams (NYSE:WMB) and its wholly owned subsidiary, Williams Production RMT Co., today announced that approximately $1.169 billion aggregate principal amount of notes were tendered prior to 5 p.m. Eastern on Wednesday, May 19, 2004 – the early tender date – pursuant to their previously announced cash tender offers and consent solicitation.

     The companies also announced that they have amended the terms of the offer for certain of their specified series of notes maturing in 2006 through 2009, as listed in the table below, to an offer for any and all of the approximately $1.23 billion of outstanding principal amount of such notes maturing in 2006 through 2009, as listed in the table below.

     Williams is also offering to purchase any and all of the approximately $114 million outstanding principal amount of its 6.625 percent notes due Nov. 15, 2004.

     As of the early tender date, holders of notes had tendered approximately $87.8 million aggregate principal amount of Williams’ 6.625 percent Notes due Nov. 15, 2004, and approximately $1.079 billion aggregate principal amount of specified series of outstanding notes maturing in 2006 through 2009 as more fully set forth below.

     Holders of notes of any series validly tendered prior to the early tender date will receive the total consideration for that series shown in the table below, which includes an early tender payment of $30.00 per $1,000 principal amount of notes, as shown in the table below, if such notes are accepted for purchase. Holders of notes of any series validly tendered after the early tender date but on or prior to 5 p.m. Eastern on Tuesday, June 8, 2004 – the expiration date – unless extended or earlier terminated, will receive the tender offer consideration for that series shown in the table below, if such notes are accepted for purchase.

     In addition to the tender offer consideration or the total consideration, which includes the early tender payment, as applicable, accrued interest up to, but not including, the settlement date will be paid in cash on all validly tendered notes accepted in the tender offers. The settlement date will follow promptly after the expiration date and currently is expected to be Thursday, June 10, 2004.

     The table below indicates each series of notes included in the tender offers as well as the applicable tender offer consideration and the total consideration per $1,000 in principal amount of notes tendered, which includes the early tender payment, for each series and the principal amount of each series tendered prior to the early tender date.

Aggregate
Outstanding		Principal Amount		Early
Principal		Tendered by Early	Tender Offer	Tender	Total
Amount	Title of Security	Tender Date	Consideration	Payment	Consideration

Offer for Any and All 6.625% Notes due 2004

$113,830,000	6.625% Notes due 2004	$87,835,000	$989.00	$30.00	$1,019.00

Offer for Any and All Notes Listed Below: (Previously Subject to the Maximum Tender Amount of $1,000,000,000)

$400,000,000	6.75% Putable Asset Term Securities, Putable/Callable January 15, 2006	$369,821,000	$1,021.25	$30.00	$1,051.25

$200,000,000	6 1/4 % Senior Debentures due 2006	$178,629,000	$1,013.75	$30.00	$1,043.75

$205,000,000	6.50% Notes due 2006	$180,527,000	$1,023.75	$30.00	$1,053.75

$150,000,000	7.55% Senior Notes due 2007	$118,845,000	$1,050.00	$30.00	$1,080.00

$175,000,000	6.500% Notes due 2008	$146,231,000	$1,020.00	$30.00	$1,050.00

$100,000,000	7.25% Notes due 2009	$85,000,000	$1,046.25	$30.00	$1,076.25

     The companies also announced that requisite consents to adopt the proposed amendments to the indenture governing the 7.55 percent senior notes due 2007, originally issued by Barrett Resources Corp., have been received and that the supplemental indenture containing such amendments will be executed as soon as practicable by Williams Production RMT Co. and the indenture trustee.

     Notes tendered prior to the early tender date pursuant to the tender offers and consent solicitation may no longer be withdrawn.

     The tender offers and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated May 10, 2004, as amended by a Supplement dated May 20, 2004, which sets forth a more comprehensive description of the terms of the tender offers and consent solicitation.

     Williams has retained Lehman Brothers Inc. to serve as the lead dealer manager; Banc of America Securities LLC, Barclays Capital Inc., Greenwich Capital Markets, Inc., J.P. Morgan Securities Inc., Merrill Lynch & Co. and Scotia Capital (USA) Inc. to serve as co-dealer managers, and D.F. King & Co., Inc. to serve as the information agent for the tender offer.

     Requests for documents may be directed to D.F. King & Co., Inc. by telephone at (800) 848-2998 or (212) 269-5550 or in writing at 48 Wall Street, 22nd Floor, New York, NY, 10005. Questions regarding the tender offer may be directed to Lehman Brothers, at (800) 438-3242 or (212) 528-7581.

     This press release shall not constitute a tender offer to purchase or a solicitation of acceptance of the tender offer, which may be made only pursuant to the terms of the tender offer to purchase. In any jurisdiction where the laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed made on behalf of the companies by Lehman Brothers Inc. or one or more registered brokers or dealers under the laws of such jurisdiction.

About Williams (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams’ gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan Williams (media relations) (918) 573-6932

Travis Campbell Williams (investor relations) (918) 573-2944

Richard George Williams (investor relations) (918) 573-3679

Courtney Baugher Williams (investor relations) (918) 573-5768

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.